State of Delaware
Secretary of State
Division of Corporations
Delivered 02:50 PM 03/02/2015
FILED 02:41 PM 03/02/2015
SRV 150299858 - 5702012 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

OF

HUBILU VENTURE CORP.

ARTICLE FIRST: The name of this corporation is Hubilu Venture Corp. (the “Corporation”).

ARTICLE SECOND: The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, in the City of Wilmington, County of New Castle, Delaware 19810. The name of its registered agent at such address is Vcorp Services, LLC. The Corporation may have such other offices, either within or without the State of Delware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.

ARTICLE FOURTH: The total number of shares of all classes of stock, which the Corporation shall have the authority to issue is 110,000,000 shares consisting of (a) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The designations, preferences, privileges, rights and voting powers and any limitations, restrictions or qualifications thereof, of the shares of each class are as follows:

(a) The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law.

(b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Section (b) of Article Fourth) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation “) as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

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i.	The designation of the series, which may be by distinguishing number, letter or title.

ii.	The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

iii.	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

iv.	Dates at which dividends, if any, shall be payable.

v.	The redemption rights and price or prices, if any, for shares of the series.

vi.	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

vii.	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

viii.	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

ix.	Restrictions on the issuance of shares of the same series or of any other class or series.

x.	The voting rights, if any, of the holders of shares of the series.

ARTICLE FIFTH: The term of existence of the Corporation is to be perpetual.

ARTICLE SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of its directors shall be determined in the manner provided in the Bylaws of the Corporation. In addition to the powers and authority expressly conferred upon the directors by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under the circumstances as may be specified in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No increase in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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ARTICLE SEVENTH: The name and mailing address of the incorporator is:

Donald P. Hateley

201 Santa Monica Blvd., Suite 300

Santa Monica, CA 90401-2224

ARTICLE EIGHTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE NINTH: This Corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this Corporation are granted subject to this reservation.

ARTICLE TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE ELEVENTH: Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before names, has executed signed and acknowledges this certificate of incorporation this 2nd day of March, 2015.

By:
Donald P. Hateley, Incorporator

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